Exhibit 99.1

Workstream, Inc. Receives 180-Day Extension From NASDAQ to Regain Compliance With $1.00 Minimum Bid Price Rule

Maitland, FL May 22, 2008 - Workstream, Inc announced today that it has received a letter from the NASDAQ Stock Market (NASDAQ) providing the company with an additional 180-calendar-day extension period, or until November 17, 2008, to regain compliance with the $1.00 minimum bid price rule as set forth in NASDAQ Marketplace Rule 4310(c)(4) (the Rule).

The letter states that although Workstream has not yet regained compliance with the Rule, it has met all initial inclusion criteria for the NASDAQ Capital Market as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement. Accordingly, Workstream has been granted a 180-day extension to regain compliance with the minimum bid price requirement.

This letter has no effect on the company's current NASDAQ listing and WSTM shares will continue to be traded on NASDAQ during the 180-day extension period.

Workstream management and board of directors are working to address compliance with the NASDAQ continued listing standards with the goal of regaining compliance within the 180-day extension period. To regain compliance, NASDAQ generally requires that the closing bid price of the company's common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days. If Workstream were not able to demonstrate compliance with the minimum bid price rule by November 17, 2008, the company would be notified that its common stock would be delisted. If that were to occur, Workstream would have the opportunity to appeal the determination to delist its common stock. The company intends to pursue all available options to ensure its continued listing on the NASDAQ Stock Market.

About Workstream Inc.

Workstream provides on-demand compensation, performance and talent management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With offices across North America, Workstream services customers including Chevron, Kaiser Permanente and Wells Fargo. For more information, visit www.workstreaminc.com, or call (407) 475-5500.

For more information contact:
Investor Relations
Tammie Brown
Workstream Inc
Tel: 407-475-5500
Email: tammie.brown@workstreaminc.com

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